SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to 240.14a-11 (c) or 240.14a-12

HAROLD'S STORES, INC.

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)1) and 0-11.

1) Title of each class securities to which transaction applies:_________________.

2) Aggregate number of securities to which transaction applies:________________.

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule

0-11:______________.

4) Proposed maximum aggregate value of transaction:_______________.

5) Total fee paid:________________.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

1) Amount Previously Paid:____________.

2) Form, Schedule or Registration Statement No:_________________.

3) Filing Party:_____________________.

4) Date filed:_______________________.

NOTICE OF 2003

ANNUAL MEETING OF

SHAREHOLDERS AND

PROXY STATEMENT

Dear Harold's Shareholder:

On behalf of the Board of Directors and management of Harold's Stores, Inc., I am pleased to invite you to attend the 2003 Annual Meeting of Shareholders. The meeting will be held at our corporate office located at 5919 Maple Avenue, Dallas, Texas at 10:00 a.m., local time, on Thursday, June 19, 2003. A copy of our Annual Report to Shareholders for the year 2002 is enclosed.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. During the meeting, there will also be a report by management on the Company's business, as well as a discussion period during which you will be able to ask questions.

Whether or not you plan to attend in person, please mark your proxy in the space provided. It is important that your shares be represented by a proxy, even if you cannot be present. Take a moment now to sign, date and return your proxy in the envelope provided. If you have multiple accounts and received more than one set of this material, please be sure to return each proxy.

I look forward to greeting you at this year's Annual Meeting.

Sincerely,

Clark J. Hinkley

Chief Executive Officer

HAROLD'S STORES, INC., 5919 MAPLE AVENUE

DALLAS, TEXAS 75235 (214) 366-0600

HAROLD'S STORES, INC.

5919 Maple Avenue

Dallas, Texas 75235

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 19, 2003

TO OUR SHAREHOLDERS:

The 2003 Annual Meeting of Shareholders of Harold's Stores, Inc. (the "Company") will be held at the Company's corporate office located at 5919 Maple Avenue, Dallas, Texas on Thursday, June 19, 2003, at 10:00 a.m., local time, for the following purposes:

  To elect eight (8) directors to hold office until the next annual meeting of the shareholders and until their respective successors shall have been elected and qualified.

  To approve or disapprove certain conversion rights for the Company's outstanding Series 2002-A and 2003-A Preferred Stock.

  To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The Annual Meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in the notice may be taken without further notice to the shareholders unless required by the Bylaws.

Shareholders of record of Common Stock and Amended Series 2001-A, Series 2002-A and Series 2003-A Preferred Stock at the close of business on April 24, 2003 are entitled to notice of, and to vote at, the Annual Meeting. A list of such shareholders will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, at the principal executive office of the Company, 5919 Maple Avenue, Dallas, Texas, for a period of ten days prior to the Annual Meeting and at the Annual Meeting.

BY THE ORDER OF THE BOARD OF DIRECTORS

JODI L. TAYLOR

Secretary

DATED: May ___, 2003

HAROLD'S STORES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 19, 2003

The following information is furnished in connection with the 2003 Annual Meeting of Shareholders of Harold's Stores, Inc., an Oklahoma corporation (the "Company"), which will be held on Thursday, June 19, 2003, at 10:00 a.m., local time, at the Company's offices located at 5919 Maple Avenue, Dallas, Texas and at any adjournment or adjournments thereof, and will be mailed on or about May 9, 2003 to the holders of record of Common Stock and Amended Series 2001-A, Series 2002-A and Series 2003-A Preferred Stock as of the record date.

SHAREHOLDERS ENTITLED TO VOTE

The record date for determining holders of Common Stock and Amended Series 2001-A, 2002-A and 2003-A Preferred Stock entitled to notice of, and to vote at, the Annual Meeting has been fixed as the close of business on April 24, 2003. On that date, there were 6,099,503 shares of Common Stock and 581,111 shares of Amended Series 2001-A Preferred Stock ("2001-A Preferred Stock"), Series 2002-A Preferred Stock ("2002-A Preferred Stock") and Series 2003-A Preferred Stock ("2003-A Preferred Stock") outstanding and entitled to vote at the Annual Meeting.

With respect to each matter presented to the holders of Common Stock at the Annual Meeting, the holders of record of each outstanding share of Common Stock on the record date will be entitled to one vote per share. With respect to each matter presented to the holders of 2001-A, 2002-A and 2003-A Preferred Stock at the Annual Meeting (including matters on which the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock may vote together as a single class as described below), the holders of record of each outstanding share of 2001-A, 2002-A and 2003-A Preferred Stock on the record date will be entitled to one vote for each share of Common Stock into which such 2001-A, 2002-A and 2003-A Preferred Stock could be converted as of the record date. As of the record date these series were convertible into shares of Common Stock as follows:
Series	Shares of Common Stock
2001-A Preferred Stock	4,941,098
2002-A Preferred Stock	1,501,135
2003-A Preferred Stock	4,347,827

SOLICITATION OF PROXIES

The enclosed proxy for the Annual Meeting is being solicited by the Company's Board of Directors and is revocable at any time prior to the exercise of the powers conferred thereby. The cost of the solicitation of proxies in the enclosed form will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, or facsimile, and by banks, brokerage houses and other institutions. Nominees or fiduciaries will be requested to forward the solicitation material to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

Unless otherwise directed in the accompanying form of proxy, the persons named therein will vote FOR the election of the director nominees and FOR the proposal to approve the conversion rights for the 2002-A and 2003-A Preferred Stock. As to any other matters that may properly come before the Annual Meeting, the shares represented by proxies will be voted in accordance with the recommendations of the Board of Directors, although the Company does not presently know of any other such matters. Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting or (c) executing and delivering to the Company a later dated proxy. Written revocations and later dated proxies should be sent to Harold's Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

ANNUAL REPORT

The Company's Annual Report to Shareholders covering the fiscal year ended February 1, 2003 ("2002"), including audited financial statements, is enclosed. No part of the Annual Report is incorporated in this Proxy Statement or is deemed to be a part of the material for the solicitation of proxies.

PROPOSAL 1:

ELECTION OF DIRECTORS

At the Annual Meeting, eight directors constituting the entire Board of Directors are to be elected. The holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class, are entitled to elect three of the eight director nominees. The holders of 2001-A and 2002-A Preferred Stock, voting together as a separate class, are entitled to elect three of the eight director nominees. The holders of the 2003-A Preferred Stock, voting as a separate class, are entitled to elect two of the eight director nominees. If elected, the director nominees will hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

All of the nominees have indicated their intent to serve if elected. The Company does not contemplate that the nominees will become unavailable to serve for any reason, but if that should occur before the Annual Meeting, proxies will be voted for another nominee, or other nominees, to be selected by (i) the Board of Directors in the case of the directors to be elected by the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock voting together as a single class, and (ii) the holders of a majority of the voting power of the outstanding 2001-A and 2002-A Preferred Stock in the case of the directors to be elected by the holders of 2001-A and 2002-A Preferred Stock voting together as a separate class and (iii) the holders of a majority of the voting power of the outstanding 2003-A Preferred Stock in the case of the directors to be elected by the holders of the 2003-A Preferred Stock. Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.

Arrangements Regarding Nomination and Election of Directors

Under the terms of the Certificates of Designation relating to the 2001-A and 2002-A Preferred Stock, the holders of 2001-A and 2002-A Preferred Stock are entitled to elect, as a single voting class, a number of members of the Company's Board of Directors such that the number of directors so elected by the holders of the 2001-A and 2002-A Preferred Stock represents a percentage of the total membership of the Board of Directors that equals, as nearly as practicable, the percentage of the Common Stock represented by the outstanding 2001-A and 2002-A Preferred Stock on an as-converted to Common Stock basis (currently approximately 38.2%). Under the terms of the Certificate of Designation relating to the 2003-A Preferred Stock, the holders are entitled to elect, as a single class, a number of members of the Company's Board of Directors such that the number of directors so elected by the holders of the 2003-A Preferred Stock equals, as nearly as practicable, the percentage of the Common Stock represented by the 2003-A Preferred Stock on an as-converted basis (currently approximately 25.7%). The authorized number of directors of the Company has been fixed at eight, and under these separate voting rights, the holders of the 2001-A and 2002-A Preferred Stock are entitled to elect three of the Company's eight authorized directors, the holders of the 2003-A Preferred Stock are entitled to elect two of the Company's eight authorized directors and the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class, are entitled to elect three of the eight authorized directors.

Robert L. Anderson, W. Howard Lester and William E. Haslam have been submitted by the holders of 2001-A and 2002-A Preferred Stock and James D. Abrams and Margaret A. Gilliam have been submitted by the holders of the 2003-A Preferred Stock as nominees for election to the Board of Directors pursuant to the separate voting rights of the 2001-A, 2002-A and 2003-A Preferred Stock.

Rebecca Powell Casey, a director and executive officer of the Company, is a party to an Amended and Restated Voting Agreement with Inter-Him N.V. and W. Howard Lester, who are holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock (the "Voting Agreement"). Pursuant to the Voting Agreement, Inter-Him N.V. and Mr. Lester have agreed to vote or act with respect to all shares of capital stock of the Company presently or thereafter owned by them, so as to elect as a director of the Company one individual selected by Ms. Casey, for so long as certain members of Ms. Casey's family, including certain trusts for the benefit of such persons (collectively, the "Powell Family Shareholders"), or their lineal descendants own at least 10% of the Common Stock of the Company (assuming for such purpose conversion in full of all shares of 2001-A, 2002-A and 2003-A Preferred Stock into Common Stock). Pursuant to this Agreement, Rebecca Powell Casey has been submitted as the nominee for election as a director and is one of the three director nominees to be elected by the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class.

In addition, as provided in the Voting Agreement, each of Rebecca Powell Casey and Michael T. Casey, who are husband and wife and have the right to vote approximately 19.0% of the outstanding Common Stock, have given the holders of the 2001-A Preferred Stock an irrevocable proxy to vote all shares of capital stock held by them (including with respect to the election of directors), except that such proxy shall not extend to or affect the rights of Ms. Casey and Mr. Casey to participate in the designation of or to vote in favor of the election of the director to be designated by Ms. Casey as described above. This proxy shall terminate at the conclusion of the Annual Meeting.

Nominees

The persons listed below have been nominated for election to fill the three director positions to be elected by the holders of the 2001-A and 2002-A Preferred Stock, voting together as a separate class:

Name	Age	Director Since
Robert L. Anderson	60	2000
W. Howard Lester	67	1995
William E. Haslam	44	2001

The persons listed below have been nominated for election to fill the two director positions to be elected by the holders of the 2003-A Preferred Stock, voting as a separate class:

Name	Age	Director Since
James D. Abrams	57	2002
Margaret A. Gilliam	64	2000

The persons listed below have been nominated for election to fill the three director positions to be elected by the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class:

Name	Age	Director Since
Clark J. Hinkley	61	2001
Rebecca Powell Casey	51	1987
Leonard M. Snyder	55	2000

The following is certain biographical information relating to each nominee:

James D. Abrams, a recent law school graduate, is a law clerk/associate (pending results of the Ohio bar examination) with the Columbus, Ohio law firm of Chester, Willcox & Saxbe, LLP. He is a Certified Public Accountant and MBA. From 1972 to 2001, Mr. Abrams has had extensive business and professional experience. At the beginning of his career, he was employed by Touche Ross & Co. (currently Deloitte & Touche) rising to the level of Manager, National Services Director-Retailing and Manufacturing. Mr. Abrams also served as Chief Financial Officer for Gap, Inc. and Williams-Sonoma, Inc. until 1988. From 1988 to 2001, he served in various capacities, including President of Biobottoms, Inc., Vice President of Kids Marketing at Genesis Direct, and as a consultant for other catalog and retail concerns.

Robert L. Anderson has served as President of Ronus, Inc., a privately owned investment firm, since 1997. From 1982 to 1997, Mr. Anderson was a Partner at Price Waterhouse, serving as Partner-in-Charge of the Real Estate Practice. From 1964 to 1981, Mr. Anderson was with Arthur Andersen, his last capacity served being Partner-in-Charge of the Tax Specialty Group specializing in foreign real estate investments in the United States. Mr. Anderson serves on the board of directors of Post Properties, Inc., a publicly traded real estate investment trust.

W. Howard Lester has been Chairman of Williams-Sonoma, Inc., a retailer of specialty cooking equipment and home furnishings and accessories, since 1978 and was Chief Executive Officer of Williams-Sonoma, Inc. from 1978 to 2001.

William E. Haslam has served as President of Pilot Corporation, a national retail operator of convenience stores and travel centers based in Knoxville, TN, since 1980. From 1999 to 2001, he was Chief Executive Officer of Saks Direct, the former e-commerce catalogue division of Saks Fifth Avenue, and currently serves on the advisory board of AmSouth Bank of Knoxville, TN. Mr. Haslam was appointed as Non-Executive Chairman of the Board of Harold's Stores, Inc. in September 2001.

Clark J. Hinkley joined the Company in February 2001 and is the Company's Chief Executive Officer. From 1998 to 2001, Mr. Hinkley was Executive Vice President - Merchandising at the Children's Place. From 1987 to 1997, Mr. Hinkley was Executive Vice President and a member of the board of directors at Talbot's, when the Company grew from 112 to 620 stores with volume increasing from $200 million to $1.2 billion. Prior to this time, he was a merchandising executive at Dayton Hudson from 1963 to 1987.

Rebecca Powell Casey is Executive Vice President-Trend and Design of the Company. From 1992 until February 2001, Ms. Casey was Chief Executive Officer of the Company, and prior to that time had been President from 1987 to 1988, and Executive Vice President - Merchandise and Product Development from 1989 to 1991. Since 1977, Ms. Casey has been employed by the Company in various managerial positions.

Margaret A. Gilliam is President of Gilliam & Co., business advisors, a company she founded in 1997. She is also publisher of Gilliam Viewpoint, a monthly publication devoted to developments in the retail industry. Prior to 1997, she spent 21 years with Credit Suisse First Boston and its predecessors, where her last position was Director, Equity Research and Senior Analyst for retail trade and soft goods. Before joining CS First Boston, Ms. Gilliam spent ten years with Goldman Sachs and five years with three small institutional brokerage firms in succession. Ms. Gilliam currently serves on the board of directors at Horizon Group Properties, Inc., a real estate company specializing in outlet malls, and Mayors Jewelers, Inc., a retail jewelry concern.

Leonard M. Snyder has served as Chairman and Chief Executive Officer of One Price Clothing Stores, Inc. since 2001. From 1998 to 2001, he was Non-Executive Chairman of the Board of Directors of One Price Clothing Stores, Inc. In addition, he has been a marketing and management consultant since January 1995. From 1984 to 1994, Mr. Snyder served as Chairman and Chief Executive Officer of Lamonts Apparel, Inc. Prior to his tenure at Lamonts, Mr. Snyder held executive positions with Allied Stores. Mr. Snyder is also a member of the board of directors of Paper Calmenson & Company, a diversified steel company.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE NAMED NOMINEES

Director Compensation

Effective October 2002, non-employee directors receive an annual retainer of $20,000, payable quarterly in cash. The Audit Committee Chairperson receives a $5,000 retainer and all members of the audit committee receive $1,000 per in-person meeting attended ($500 if telephonic). For all other committees, there are no fees for meetings so long as meetings are conducted in conjunction with regularly scheduled board meetings. All other committee members are compensated $500 for any telephonic meetings attended. Under the Company's 1993 Performance and Equity Incentive Plan, each incumbent non-employee director receives an option grant to purchase 5,000 shares of Common Stock upon reelection at each annual meeting of shareholders. Any newly elected non-employee director receives an initial option grant to purchase 10,000 shares upon election.

Prior to this time, non-employee directors of the Company received $1,000 for each full Board meeting attended ($500 if telephonic), $1,000 for each meeting of the Audit Committee or Compensation Committee attended ($500 if telephonic) and $500 ($250 if telephonic) for all other committee meetings attended. In addition, each non-employee director received an annual retainer upon election or reelection to the Board in the amount of $5,000, 50% of which was paid in Common Stock of the Company based on the market value of the Common Stock on the date of election or reelection. Under the Company's 1993 Performance and Equity Incentive Plan, each incumbent non-employee director received an option grant to purchase 2,000 shares of Common Stock upon reelection at each annual meeting of shareholders. Any newly elected non-employee director received an initial option grant to purchase 10,000 shares upon election.

All directors of the Company are entitled to a discount on their clothing purchases off the retail price before markdowns and promotional discounts.

Committees

The Company's Board of Directors has an Audit Committee, Compensation Committee and Governance Committee.

The Audit Committee's functions include reviewing internal controls and recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with such accountants the plan for and results of their audit of the Company's consolidated financial statements and determining the independence of such accountants. The Audit Committee met seven times during 2002. Until December 2002, the Audit Committee was comprised of Messrs. Anderson and Snyder and Ms. Gilliam. Effective December 12, 2002, Mr. Abrams was elected as Audit Committee chairman as a replacement to Mr. Anderson, who was not deemed to be an "independent" director under the standards of the American Stock Exchange. All other members of the Audit Committee, including Mr. Abrams, are deemed to be "independent" directors under the standards of the American Stock Exchange. Additionally, the Board of Directors has determined that Mr. Abrams is a "financial expert" on the Audit Committee, as contemplated by the rules of the Securities and Exchange Commission. Mr. Anderson serves as President of Ronus, Inc., a corporation indirectly controlled by Ronald de Waal, and received compensation for such services in excess of $60,000 during the previous fiscal year. Mr. de Waal also indirectly controls Inter-Him N.V., a significant shareholder of the Company. See "Security Ownership of Certain Beneficial Owners and Management." Based on Mr. Anderson's exceptional qualifications to serve as an Audit Committee member, including extensive professional experience in auditing and accounting, and the belief of the Company's Board of Directors that his relationship with an affiliate of Inter-Him N.V. would not affect the exercise of Mr. Anderson's independent judgement, the Board of Directors determined, as permitted by the independence standards of the American Stock Exchange, that Mr. Anderson's service on the Audit Committee was in the best interests of the Company and its shareholders until such time as Mr. Abrams joined the Board of Directors in December, 2002.

The Compensation Committee's function is to evaluate and recommend changes in compensation for all executive officers and certain other key personnel, and the creation and implementation of employee benefit plans and special employment and consulting agreements. The Compensation Committee met three times during 2002. The Compensation Committee is currently comprised of Messrs. Snyder and Lester and Ms. Gilliam.

The Governance Committee was formed during 2000, and its function is to oversee and assist in connection with various management and corporate governance matters. The Governance Committee did not meet during 2002, but the members of the Governance Committee had numerous discussions with management. Until September 2002, the Governance Committee was comprised of Messrs. Anderson, Lester and Snyder. In September 2002, the Governance Committee was revised to consist of Messrs. Haslam and Snyder, as well as Ms. Gilliam.

The Board of Directors does not have a nominating committee. The entire Board performs this function and evaluates and recommends nominees for election to the Board of Directors, subject to the rights of the holders of 2001-A, 2002-A and 2003-A Preferred Stock and the provisions of the Voting Agreement described above.

During 2002, the Board of Directors met four times. All incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees that they served.

Report of the Audit Committee

The Audit Committee of the Board of Directors of the Company oversees the Company's financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

The Audit Committee operates under a written charter that has been approved by the Board of Directors. Among other things, the charter specifies the scope of the Audit Committee's responsibilities, including structure, processes and membership requirements.

In fulfilling its oversight responsibilities regarding the 2002 financial statements, the Audit Committee reviewed with Company management the audited financial statements. The Audit Committee's review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed the 2002 financial statements with the Company's independent auditors. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. The review with the independent auditors included a discussion of the auditors' judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under the Statement of Auditing Standards No. 61. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures received by the Audit Committee in accordance with the requirements of the Independence Standards Board Standard No. 1.

The Audit Committee also discussed with the Company's independent auditors the overall scope and plans for their respective audits for the year 2003. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held seven meetings during 2002, including quarterly telephonic meetings to discuss the Company's quarterly financial statements prior to release.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 1, 2003 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended, and the Board has approved, the selection of Ernst & Young LLP as the Company's independent auditors for 2003.

Members of the Audit Committee:

James D. Abrams, Chairman

Margaret A. Gilliam

Leonard M. Snyder

Fees of Independent Auditors

During 2002, the Company retained its independent auditor, Ernst & Young LLP, to provide services in the following categories and amounts:

Audit Fees $ 121,937

Financial Information Systems Design

and Implementation Fees -

All Other Fees $19,768

The Audit Committee has considered whether the provision of non-audit services by the auditor is compatible with maintaining auditor independence.

PROPOSAL 2:

PROPOSAL TO APPROVE Conversion Rights FOR THE 2002-A AND 2003-a Preferred Stock

Summary of Proposal

On August 2, 2002, the Company sold 200,000 shares of 2002-A Preferred Stock to Inter-Him N.V., W. Howard Lester, William E. Haslam, Clark J. Hinkley and Margaret A. Gilliam for an aggregate purchase price of $4,000,000. On February 5, 2003, the Company sold 50,000 shares of 2003-A Preferred Stock to Inter-Him N.V. and W. Howard Lester for an aggregate purchase price of $5,000,000. Both of these transactions were approved by disinterested members of the Board of Directors. The 2002-A Preferred Stock and the 2003-A Preferred Stock are collectively referred to as the "Preferred Stock." The sales of the Preferred Stock were made to provide additional funding to the Company, and the terms of the Preferred Stock were substantially similar to the terms of the 300,000 shares of the former Series 2001-A Preferred Stock sold to Inter-Him N.V. in February 2001 for $6,000,000. In connection with the sale of the 2002-A Preferred Stock in August 2002, the former Series 2001-A Preferred Stock was exchanged for the 2001-A Preferred Stock which has the same terms as the originally issued Series 2001-A Preferred Stock, except for provisions which integrate certain voting rights of the 2001-A Preferred Stock and the 2002-A Preferred Stock.

The Company's Common Stock is listed on the American Stock Exchange. In order to facilitate compliance with the continued listing requirements of the American Stock Exchange, neither the 2002-A Preferred Stock nor the 2003-A Preferred Stock will be convertible into Common Stock representing more than 20% of the shares of Common Stock outstanding at the time of any conversion (the "20% Threshold") unless the conversion rights above the 20% Threshold are approved by the shareholders at the Annual Meeting. Each of the initially issued shares of 2002-A Preferred Stock are convertible into 7.3529 shares of Common Stock of the Company (representing an effective conversion price of $2.72 per share) and each of the initially issued shares of 2003-A Preferred Stock are convertible into 86.9565 shares of Common Stock of the Company (representing an effective conversion price of $1.15 per share). These conversion rates were based on the 20 day trailing market average price of the Common Stock immediately prior to the sale of each series of Preferred Stock and are subject to proportionate adjustment in connection with stock dividends, stock splits or combinations or similar transactions. The holders of the Preferred Stock are entitled to receive quarterly dividends as described below, some of which are payable in additional shares of 2002-A or 2003-A Preferred Stock. The shares of Preferred Stock issued in respect of dividends will also be convertible into Common Stock at rates based upon an average market price of the Common Stock as of the respective dividend dates. Since the original issuance of the 2002-A Preferred Stock, an additional 2,627 shares have been issued as dividends which are convertible at an effective conversion price of $1.72 per share into 30,546 shares of Common Stock.

The 2002-A Preferred Stock and the 2003-A Preferred Stock will be convertible so long as the conversion does not exceed the 20% Threshold. As of the record date for the Annual Meeting, there were 202,627 shares of 2002-A Preferred Stock outstanding, which if fully converted would be converted into 1,501,135 shares of Common Stock, representing 24.6% of the 6,099,503 shares of Common Stock outstanding on the record date. As of the record date for the Annual Meeting, there were 50,000 shares of 2003-A Preferred Stock outstanding, which if fully converted would be converted into 4,347,826 shares of Common Stock, representing 71.3% of the shares of Common Stock outstanding on the record date. Accordingly, as of the record date, neither series of Preferred Stock would be fully convertible, but the 2002-A Preferred Stock and the 2003-A Preferred Stock could each be converted into 1,219,900 shares of Common Stock (the number of shares which does not exceed the current 20% Threshold).

Description of the Preferred Stock

The authorized 2002-A Preferred Stock consists of 300,000 shares, of which 202,627 shares are issued and outstanding as of the record date for the Annual Meeting. The authorized 2003-A Preferred Stock consists of 100,000 shares, of which 50,000 shares are issued and outstanding as of the record date for the Annual Meeting. Additional shares of Preferred Stock may be issued as quarterly dividends on the outstanding Preferred Stock as described below. The following is a description of the principal terms of the Preferred Stock and the rights of the holders thereof.

Dividends. Each share of the Preferred Stock is entitled to receive, out of any assets legally available therefor, prior and in preference to any declaration or payment of dividends on the Common Stock or any other securities that rank junior in preference to the Preferred Stock, quarterly dividends at a rate of 8% of the Stated Value per annum, which would be reduced to 6% of the Stated Value per annum if the Company's operating income for any fiscal year ending after February 28, 2003 exceeds $4,735,000. The "Stated Value" of each share of 2002-A Preferred Stock is $20.00 and of each share of 2003-A Preferred is $100.00. Dividends accrue daily and are payable quarterly on the first day of January, April, July and October of each year. Dividends not paid shall cumulate, and cumulated dividends compound annually on the original issue date of each series. For the 2002-A Preferred Stock, dividends payable on October 1, 2002 and July 1, 2003 are payable in additional shares of 2002-A Preferred Stock and dividends payable on January 1, 2003 and April 1, 2003 are payable in cash. After July 1, 2003, dividends on the 2002-A Preferred Stock are payable in either cash or in additional shares of 2002-A Preferred Stock or a combination thereof at the option of the holder. For the 2003-A Preferred Stock, dividends payable on July 1, 2003 and October 1, 2003 are payable in additional shares of 2003-A Preferred Stock and dividends payable on April 1, 2003 and January 1, 2004 are payable in cash. After January 1, 2004, dividends on the 2003-A Preferred Stock are payable in either cash or in additional shares of 2003-A Preferred Stock or a combination thereof at the option of the holder.

Liquidation Preference. In the event of the liquidation, dissolution or winding up of the affairs of the Company, the holders of the Preferred Stock will be entitled to receive, prior and in preference to any distribution of assets to the holders of Common Stock, an amount equal to the Stated Value for each such share of Preferred Stock (as adjusted for any stock splits, combinations or similar transactions affecting such shares), plus an amount equal to all accrued but unpaid dividends, including any cumulated dividends.

Redemption by the Company. The Preferred Stock is redeemable at the Company's option beginning on August 2, 2005 for the 2002-A Preferred Stock and on February 5, 2006 for the 2003-A Preferred Stock at a price equal to the Stated Value of the shares plus all accrued but unpaid dividends (including cumulative dividends) on each series.

Protective Provisions. For so long as the outstanding shares of 2002-A Preferred Stock (together with the 2001-A Preferred Stock) continue to represent collectively at least 10% of the outstanding Common Stock on an as-converted basis, the Company has agreed not to take certain actions without the prior approval of the holders of a majority of the outstanding shares of 2002-A Preferred Stock and 2001-A Preferred Stock, voting together as a single class on an as-converted basis. In addition, for so long as the outstanding shares of 2003-A Preferred Stock continue to represent 10% of the outstanding Common Stock on an as-converted basis (assuming full conversion of the outstanding 2002-A Preferred Stock and 2001-A Preferred Stock), the Company has agreed not to take certain actions without the prior approval of the holders of a majority of the outstanding shares of 2003-A Preferred Stock, voting as a single class on an as converted basis. The actions which the Company may not take without the requisite consent described above, include, among other things:

    amending the Company's Certificate of Incorporation or Bylaws;

    redeeming any shares of the Company's capital stock (except for the 2001-A Preferred Stock or the Preferred Stock);

    authorizing the issuance of any class or series of capital stock, other than (i) the issuance of additional shares of 2001-A Preferred Stock or Preferred Stock in payment of dividends and (ii) options and other stock-based awards (and shares of capital stock issued upon the exercise thereof) issued pursuant to the Company's 1993 Performance and Equity Incentive Plan, as amended;

    paying or declaring any dividend or other distribution on securities junior in priority to the Preferred Stock;

    authorizing mergers or other similar transactions involving the Company or any subsidiary;

    changing the size of the Company's Board of Directors;

    incurring more than $1,000,000 of indebtedness in excess of the amount outstanding under approved credit facilities, excluding extension of trade credit in the ordinary course of business consistent with past practices;

    making or becoming obligated to make capital expenditures in excess of $4,000,000 in the aggregate in any fiscal year; and

    entering into any affiliated transaction, except for transactions made in the ordinary course of business and on terms no less favorable to the Company than those that would be reasonably likely to be obtained from arms-length negotiations.

Voting Rights and Voting Agreement. Except as otherwise required by law, the holders of Preferred Stock are entitled to vote together with all the other holders of the Company's Common Stock and the 2001-A Preferred Stock on all matters presented to the shareholders (including with respect to the election of directors), and each share of the Preferred Stock is entitled to cast a number of votes equal to the number of shares of Common Stock into which such shares could be converted at the conversion rates described above. Such "as-converted" voting rights will not be affected, even if the conversion rights are not approved at the Annual Meeting. Further, all holders of the 2003-A Preferred Stock are entitled to vote as a single voting class for the election of a number of directors of the Company's Board of Directors such that the number of directors so elected by the holders of the 2003-A Preferred Stock represent a percentage of the total membership of such Board of Directors that equals, as nearly as practicable, the percentage of the Common Stock represented by the outstanding 2003-A Preferred Stock on an as-converted basis. A similar voting right for members for the Board of Directors exists with respect to the 2002-A Preferred Stock and the 2001-A Preferred Stock voting together as a single class. One such director elected by the either the holders of the 2003-A Preferred Stock or the holders of the 2002-A and the 2001-A Preferred Stock shall be Chairman of the Board, except that if such holders are entitled at any time to elect only one director, that director shall serve as Chairman of the Board. See also "Election of Directors - Arrangements Regarding Nomination and Election of Directors" for a description of the Voting Agreement among Rebecca P. Casey, Inter-Him N.V. and W. Howard Lester.

Right of First Refusal Agreement. In connection with the issuance of the original Series 2001-A Preferred Stock, the Powell Family Shareholders also entered into a Right of First Refusal Agreement (which was amended when the 2002-A Preferred Stock was issued), whereby the Powell Family Shareholders agreed to grant to the holders of the 2001-A Preferred Stock rights of first refusal with respect to certain sales or other dispositions of Common Stock by the Powell Family Shareholders. In connection with the issuance of the 2003-A Preferred Stock, this Right of First Refusal Agreement was terminated as to all Powell Family Shareholders other than Rebecca P. Casey and Michael T. Casey as to whom the Right of First Refusal Agreement will terminate on the day of the Annual Meeting.

Preemptive Rights. The holders of the outstanding Preferred Stock are entitled to preemptive rights in connection with the issuance by the Company of any shares of Common Stock or other equity security of the Company, any debt securities convertible into or exchangeable for any equity security of the Company, or any options, warrants or other rights to acquire any such securities, other than options, shares or other awards issued by the Company under its 1993 Performance and Equity Incentive Plan, as amended.

Registration Rights. Pursuant to an Investor Rights Agreement entered into in connection with the sale of the Preferred Stock, the holders of the Preferred Stock are entitled to demand and piggyback registration rights with respect to any shares of Common Stock that become issuable upon conversion of the Preferred Stock. Registration rights will terminate as to any such shares of Common Stock at such time as the shares are sold in a public securities transaction or pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or other exempt transaction pursuant to which there remain no further restrictions upon the transfer of such shares. The Company is required to pay the expenses of any such registration other than any underwriting discounts and commissions incurred with respect to the registerable securities.

Ranking. The 2003-A, 2002-A and 2001-A Preferred Stock all rank on a parity for purposes of dividends and distributions of assets on liquidation of the Company.

Effects of Approval of Conversion Rights

As of the record date for the Annual Meeting, there were 6,099,503 shares of Common Stock outstanding. As noted above, the shares of 2002-A Preferred Stock and 2003-A Preferred Stock may be converted into shares of Common Stock up to the 20% Threshold. If the conversion rights are approved, the shares of 2002-A and 2003-A Preferred Stock may also be converted into shares of Common Stock exceeding the 20% Threshold.

Any conversion of the Preferred Stock would be at the option of holders, and it is not anticipated that the holders would exercise their rights to convert shares of Preferred Stock unless the Common Stock were trading at prices that made such conversion economically attractive. Conversion of shares of the Preferred Stock would result in dilution of the respective percentage ownership of the holders of Common Stock and, if converted into Common Stock, the holder could sell the converted shares into the public markets pursuant to a registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act, subject to applicable holding period, volume and other limitations under Rule 144. In connection with the sale of the Preferred Stock, the Company has granted the holders thereof certain registration rights as described above. The sale of such additional shares into the public markets could adversely affect the market price of the Common Stock.

However, to the extent shares of the Preferred Stock are converted into Common Stock such shares would no longer be entitled to receive dividends, preference on liquidation, or preemptive rights in connection with future issuances of securities by the Company. Also, to the extent the shares of the Preferred Stock are converted into Common Stock, the percentage of the Common Stock represented by the still outstanding Preferred Stock on an as-converted basis would be reduced and the portion of the Company's Board of Directors subject to election under the separate voting rights of the holders of the Preferred Stock would be correspondingly reduced.

Except with respect to the separate election of a portion of the Company's Board of Directors, the general voting power of the holders of the Preferred Stock would not be affected by conversion into Common Stock since the Preferred Stock votes on an as-converted basis with the Common Stock on all matters presented to the shareholders, except as may otherwise be required by law. The special protective rights of the Preferred Stock described above restricting certain actions by the Company for so long as the outstanding Preferred Stock continues to represent at least 10% of the Common Stock on an as-converted basis would not be affected by conversion into Common Stock unless and until sufficient shares were converted so as to bring the outstanding Preferred Stock below the requisite 10% threshold.

Consequences of Nonapproval

If the conversion rights are not approved by the holders of Common Stock at the Annual Meeting, the 2003-A Preferred Stock and the 2002-A Preferred Stock will not become convertible into Common Stock in excess of the 20% Threshold, but they will otherwise remain outstanding according to their terms unless and until redeemed by the Company.

Vote Required

The affirmative vote of the holders of a majority of the outstanding Common Stock and the outstanding 2001-A Preferred Stock (voting on an as-converted basis) which are present in person or represented by proxy at the Annual Meeting is required to approve the conversion rights for the Preferred Stock.

Based on their ownership of Common Stock and 2001-A Preferred Stock, and proxies which have been granted by Rebecca P. Casey and Michael T. Casey, the holders of the 2001-A Preferred Stock have the right to vote 61.6% of the shares entitled to vote on this proposal at the Annual Meeting and they are expected to vote their shares in favor of the conversion rights. Thus, it is anticipated that the proposal will be approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE "FOR" APPROVAL OF THE CONVERSION RIGHTS FOR THE 2002-A PREFERRED STOCK AND 2003-A PREFERRED STOCK.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The executive officers of the Company are as follows:
Name	Principal Position
Clark J. Hinkley	Chief Executive Officer
Rebecca Powell Casey	Executive Vice President - Trend and Design
Kenneth C. Row	Executive Vice President - Marketing
Jodi L. Taylor	Chief Financial Officer & Secretary
Curtis E. Elliott	Vice President - Planning and Merchandise
Jeffrey T. Morrell	Vice President - Human Resources
Eva M. Gordon	Vice President - Stores

The executive officers of the Company are elected by the Board of Directors and serve at its discretion. The following is a brief description of the business background of each of the executive officers who are not also directors of the Company. For biographical information concerning Clark J. Hinkley and Rebecca Powell Casey, see "Election of Directors - Nominees."

Kenneth C. Row was appointed Executive Vice President - Marketing of the Company in 1992. Prior to that time and since 1988, Mr. Row was Vice President - Marketing of the Company. Mr. Row has been employed by the Company and its predecessors in various managerial positions since 1986. His primary responsibilities include marketing and store construction and design.

Jodi L. Taylor was appointed as Chief Financial Officer in March 1998. Prior to that time, she served as Chief Financial Officer, Secretary and Treasurer of Baby Superstore, Inc. In 1997 Baby Superstore was acquired by Toys "R" Us, Inc. and Ms. Taylor remained as an executive involved with the merger and transition until joining Harold's Stores, Inc. in 1998. Ms. Taylor is a CPA who worked for Deloitte Haskins and Sells (now Deloitte & Touche) for 2 1/2 years before joining Baby Superstore in 1986.

Curtis E. Elliott has served as Vice President - Planning and Merchandise since 1997. Prior to that time, he worked for Comshare Retail, Incorporated as Project Manager and Senior Retail Consultant before joining Charming Shoppes, Inc. as the Division Director of Planning for the Men's and Kids Division in 1995.

Jeffrey T. Morrell has served as Vice President - Human Resources of the Company since 1996. Mr. Morrell served as Vice President - Stores from 1993 to 1996, and prior to that time was employed in various managerial capacities since 1990.

Eva M. Gordon has served as Vice President of Stores since September 2001. She began her career with the Company in 1996 as a General Manager and subsequently served as District Manager and Regional Manager. She was named Director of Stores in March 2001. Prior to joining Harold's, Ms. Gordon spent more than a decade with Mark Shale as a manager and buyer.

Executive Compensation

The following table sets forth information with respect to the chief executive officer and the other four most highly compensated executive officers of the Company who were serving in such capacities as of the end of 2002 (the "named executive officers").
Summary Compensation Table
		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary (1)	Bonus	Securities Underlying Options (#)	All Other Compensation (2)
Clark J. Hinkley Chief Executive Officer	2002 2001	$450,000 424,039	--- $100,000	--- 500,000	$52,350 13,280
Michael J. Zahn (3) General Merchandise Manager	2002 2001	$294,231 92,308	$22,192 ---	40,000 100,000	$12,981 44,678
Rebecca Powell Casey Executive Vice President - Trend and Design	2002 2001 2000	$225,000 228,115 270,000	--- --- ---	20,000 --- ---	--- --- $2,750
Kenneth C. Row Executive Vice President - Marketing	2002 2001 2000	$200,000 200,000 200,000	--- --- ---	20,000 --- ---	$7,212 --- ---
Jodi L. Taylor Chief Financial Officer	2002 2001 2000	$180,000 180,000 180,000	--- $10,000 ---	75,000 50,000 ---	--- --- ---

  Personal benefits provided by the Company to each of the named executive officers do not exceed 10% of total annual salary and bonus reported for the named executive officer and are not included in this total.

  "All Other Compensation" in 2002 for Clark J. Hinkley consisted principally of $25,000 per year for 2001 and 2002 paid in conjunction with Mr. Hinkley's employment contract to cover dues, memberships and employee-owned automobile expenses. Mr. Hinkley's 2001 "All Other Compensation" consisted of relocation expenses. "All Other Compensation" in 2001 for Michael Zahn consisted of relocation expenses and in 2002 consisted of automobile allowance and severance. "All Other Compensation" for Kenneth Row in 2002 consisted of automobile allowance. "All Other Compensation" in 2000 for Rebecca Powell Casey consisted of life insurance premiums and an automobile allowance.

  Mr. Zahn's position was eliminated January 10, 2003 in conjunction with a corporate restructuring. He was paid severance totaling $100,000 in the aggregate paid every two weeks until such amount was paid in full. Of this amount, $5,769 was paid through February 1, 2003.

Options Granted In 2002

The following table provides information with respect to the named executive officers who received grants of options in 2002.

Individual Options Granted In 2002(1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Year 2002	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2) 5% 10%
Michael J. Zahn	40,000	8.87%	$2.50	June 27, 2012	$62, 889	$159,374
Rebecca P. Casey	20,000	4.43%	$2.50	June 27, 2012	31,445	79,687
Kenneth C. Row	20,000	4.43%	$2.50	June 27, 2012	31,445	79,687
Jodi L. Taylor	75,000	16.63%	$2.50	June 27, 2012	117,918	298,827

(1) All options granted to the named executive officers during 2002 are non-qualified, have a ten-year term, and become vested and exercisable in annual installments of 20% of the total number of shares covered by the option, beginning on the grant date.

(2) These amounts are calculated based on certain assumed rates of appreciation and annual compounding from the date of grant to the end of the option term. Actual gains, if any, are dependent on the future performance of the Common Stock and overall stock market condition. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises and Year-End Option Values

The following table provides information with respect to the named executive officers concerning the exercise of options during 2002 and unexercised options held as of February 1, 2003.
Option Exercises And Year-End Valuation Table

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options At Fiscal Year End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Clark J. Hinkley	-	-	180,000	320,000	-	-
Michael J. Zahn	-	-	40,000	---	-	-
Rebecca P. Casey	-	-	91,320	22,200	-	-
Kenneth C. Row	-	-	124,933	29,800	-	-
Jodi L. Taylor	-	-	91,400	116,600	-	-

Employment Agreements

The Company has an employment agreement with Clark J. Hinkley, Chief Executive Officer. The agreement was entered into effective as of February 2001 and provides for annual base salary of $450,000, plus an annual performance bonus based on results of operations. Additionally, the contract provided for a guaranteed bonus of $100,000 in the first year of employment and a stock option grant upon hiring of 500,000 shares of Common Stock, as well as reimbursement of relocation expenses and appropriate employee benefits. Base compensation may be adjusted by the Compensation Committee to ensure that it is consistent with peer group public companies within the apparel and accessories stores industry. The annual performance bonus, if any, is determined by the Compensation Committee after the results of operations covered by the employment contract have been calculated. On February 4, 2003 Mr. Hinkley's employment agreement was amended in conjunction with the purchase of the 2003-A Preferred Stock by Inter-Him N.V. and W. Howard Lester whose representatives separately negotiated the amended agreement with Mr. Hinkley. In this amendment, Mr. Hinkley agreed to reduce his base salary from $450,000 to $350,000 for the period from February 1, 2003 to January 31, 2004. The amended employment agreement provides that Mr. Hinkley may, however, earn a bonus with respect to this period of up to $100,000 if the Company has net after-tax earnings for the period. After the expiration of the specified period, Mr. Hinkley's annual salary will return to $450,000. In addition, the amended employment agreement provides that the Company may terminate Mr. Hinkley for cause upon the occurrence of certain specified events. For example, the Company may terminate Mr. Hinkley for cause if the Company breaches or violates its credit facility and such breach or violation results in a reduction in the amount of financing available to the Company. The Company may also terminate Mr. Hinkley for cause in the event (a) comparable sales for the second quarter of its fiscal year ending February 1, 2004 ("2003") are not at least equal to comparable sales for the second quarter of 2002, (b) comparable sales for the third quarter of 2003 are not at least five percent (5%) more than comparable sales for the third quarter of 2002, or (c) comparable sales for the fourth quarter of 2003 are not at least five percent (5%) more than comparable sales for the fourth quarter of 2002. These amendments were designed as incentive for Mr. Hinkley to meet the Company's 2003 goals.

The Company also has an employment agreement with Rebecca Powell Casey, Executive Vice President-Trend and Design (formerly Chairman of the Board and Chief Executive Officer) of the Company. The agreement was entered into effective as of the beginning of 1998 and was subsequently amended. During 2000, the employment agreement, as amended, provided for annual base salary of $270,000. In February 2001, in connection with the change in Ms. Casey's responsibilities from Chief Executive Officer to Executive Vice President-Trend and Design, Ms. Casey's employment contract was amended to provide for annual base salary of $225,000, plus an annual performance bonus based on results of operations. Base compensation may be adjusted by the Compensation Committee to ensure that it is consistent with peer group public companies within the apparel and accessories stores industry. The annual performance bonus, if any, is determined by the Compensation Committee after the results of operations covered by the employment contract have been calculated.

Compensation Committee Interlocks and Insider Participation

During 2002, the Compensation Committee of the Board of Directors was composed entirely of non-employee directors. During 2002, none of the Company's executive officers served as a director or member of the compensation committee of another entity in which any member of the Company's Compensation Committee or any other director of the Company was an executive officer.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, including specific compensation levels for the Company's executive officers, and administers the Company's 1993 Performance and Equity Incentive Plan and other employee incentive plans. The components of the Company's executive officer compensation program and the basis on which 2002 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the named executive officers, are discussed below.

The Compensation Committee generally believes that the total cash compensation of its executive officers should be similar to the total cash compensation of similarly situated executives of peer group public companies within the apparel and accessories stores industry. Further, a significant portion of the complete compensation package should be tied to the Company's success in achieving profit, cash flow, and Company growth.

A competitive base salary is considered vital to support the continuity of management. The Compensation Committee has established the base salaries of the Company's executive officers based in part on a survey of executive compensation paid by local and national retail companies. This survey was compiled for the Compensation Committee by the Wyatt Company and others in 1995 and has been updated based on data provided by the National Retail Federation. The Compensation Committee also considers the experience, capability and overall performance of each executive officer, as well as the competitive marketplace for executive talent, in establishing base salaries.

As discussed elsewhere herein, during 2002 the Company had employment agreements with certain of its executive officers, including Clark J. Hinkley and Rebecca Powell Casey. The agreement with Mr. Hinkley was subsequently amended in February 2003 in conjunction with the purchase of the 2003-A Preferred Stock by Inter-Him N.V. and W. Howard Lester, whose representatives separately negotiated the amendment with Mr. Hinkley for approval by the Board. This amended employment agreement has specific performance thresholds that Mr. Hinkley is required to achieve to earn a bonus in 2003 or to avoid possible termination for cause. These amendments were designed as incentive for Mr. Hinkley to meet the Company's 2003 goals. The base salary of the other named executive officers was established based primarily upon analysis of the surveys described above and the Company's historical profitability. The Company believes that the officers' cash bonuses should be tied to the Company's success in achieving near-term results. Cash bonuses are based on a bonus pool determined by the Compensation Committee. The Compensation Committee's primary goal is to tie bonus awards to the performance of the Company.

Due to the Company's poor performance during 2002, the Compensation Committee did not award performance-based bonuses to executive officers. However, Michael J. Zahn was paid a $22,192 bonus in 2002 as part of his hiring commitment. Base salaries were not changed in 2002. But, as noted above, Mr. Hinkley's base salary was lowered for the period from February 1, 2003 through January 31, 2004 in conjunction with an amendment to his employment contract.

The Compensation Committee intends to reward long-term strategic management practices and enhancement of shareholder value through the award of stock options and other stock based awards under the Company's 1993 Performance and Equity Incentive Plan. The objective of equity based compensation is to more closely align the interest of the executive officers with those of the shareholders. The ultimate value of the awards will depend on the continued success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant. During 2002, the Compensation Committee granted options to each member of the executive management team (other than Mr. Hinkley) in lieu of base salary adjustments; see "Executive Compensation and Other Information-Option Grants in 2002." The Compensation Committee believes that total executive compensation in future years will continue to include equity-based incentive compensation, such as stock options and stock bonuses.

The Compensation Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. In evaluating any policy for future periods, the Compensation Committee would expect to consider a number of factors, including the nature of the Company's compensatory arrangements under employment contracts or otherwise, the materiality of amounts likely to be involved and potential ramifications of any loss of flexibility to respond to unforeseeable changes in circumstances that might result from such policy.

We believe that the Company has an appropriate compensation structure, which properly rewards and motivates its executive officers to build stockholder value.

Members of the Compensation Committee:

Leonard M. Snyder, Chairman

W. Howard Lester

Margaret A. Gilliam

Shareholder Return Performance Graph

The following graph presented in accordance with the requirements of the Securities and Exchange Commission shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years as compared to the returns of the American Stock Exchange Market Value Index (the "Broad Market Index") and the MG Industry Group Index -Apparel and Accessories Stores ("the Industry Index"). The Industry Index includes The Gap, Inc., The Limited, Inc., Talbot's and other apparel and accessories stores.

The graph assumes an investment of $100 at the beginning of the five-year period on January 31, 1998, and that any dividends were invested.

[Graph appears here.]

	AS OF FISCAL YEAR ENDED
	1-30-1999	1-29-2000	2-03-2001	2-02-2002	2-01-2003
Harold's Stores, Inc.	114.56	62.14	52.82	41.94	18.02
MG Industry Group Index - Apparel and Accessories Stores	169.13	152.32	162.24	126.92	107.87
AMEX Market Value Index	103.61	122.10	128.31	112.83	111.17

RELATED PARTY TRANSACTIONS

The Company leases a 50,000 square foot building used primarily as its corporate headquarters and a men's and ladies' buying office in Dallas, Texas (the "Dallas Office"), an 85,000 square foot warehouse and distribution center located in Norman, Oklahoma and certain retail stores and related facilities from a limited partnership whose partners include Rebecca Powell Casey, Michael T. Casey, H. Rainey Powell, and Lisa Powell Hunt, all of whom are stockholders of the Company. Rebecca Powell Casey is an executive officer and director of the Company.

The term of the Dallas Office lease was amended in February 2003 and expires September 2010 with annual rent payments of $478,380 plus insurance and property taxes until March 2003, at which time the annual rent decreased to $360,000, plus insurance, utilities and property taxes until March 2004, at which time the annual rent will be $239,196, plus insurance, utilities and property taxes until September 2004, at which time annual rent will be $251,784 plus insurance, utilities and property taxes until September 2007, at which time the annual rent will be $264,372 plus insurance, utilities and property taxes until expiration of the lease. The lease contains two renewal options of five years each.

The term of the warehouse and distribution center lease expires in June 2012, with annual rental payments of $351,882 plus insurance, utilities and property taxes until July 2003, at which time the annual rent increases annually on a fixed scale up to a maximum of $419,951 during the final year of the lease.

The lease for the retail stores and related facilities expires in June 2008 and provides for annual base rental payments and percentage rent equal to 4% of sales plus insurance, utilities and property taxes. During 2002, the Company made aggregate rental payments of approximately $230,000 for these facilities.

In August 2002, the Company sold shares of its 2002-A Preferred Stock to the following persons for the consideration indicated. The sale of the shares was approved by the disinterested members of the Board of Directors:

	2002-A Preferred Stock
Name	Number of Shares	Cash Purchase Price
Inter-Him N.V.	82,500	$1,650,000
W. Howard Lester	82,500	1,650,000
William E. Haslam	20,000	400,000
Margaret A. Gilliam	10,000	200,000
Clark J. Hinkley	5,000	100,000
Total	200,000	$4,000,000

In February 2003, the Company sold shares of its 2003 Preferred Stock to the following persons for the consideration indicated. The sale of the shares was approved by the disinterested members of the Board of Directors:

	2003-A Preferred Stock
Name	Number of Shares	Cash Purchase Price
Inter-Him N.V.	37,500	$3,750,000
W. Howard Lester	12,500	1,250,000
Total	50,000	$5,000,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of the Company's Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock as of April 24, 2003 by (i) each nominee for election as a director, (ii) the named executive officers, (iii ) all current executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company's Common Stock.
TABLE I	Amount and Nature of Beneficial Ownership (1)
	Common Stock
	Shares	%
Section 13(d) Group Consisting of: (2)	12,499,129	74.7%
Ronald de Waal (3)
Inter-Him N.V. (3)
W. Howard Lester (4)
Rebecca Powell Casey (5)
Michael T. Casey (6)
Other Beneficial Owners of More Than 5% of the Common Stock:
H. Rainey Powell (7)	446,319	7.3%
Lisa Powell Hunt (8)	386,753	6.3%
Elizabeth M. Powell Trust B (9)	402,497	6.6%
Arvest Bank Group, Inc. (10)	475,824	7.8%
Arvest Trust Company, N.A. (10)	485,824	7.8%
SAFECO Asset Management Company 601 Union Street Suite 2500 Seattle, WA 98101	831,284	14.6%
Directors and Named Executive Officers:
Clark J. Hinkley (11)	310,021	5.0%
Rebecca Powell Casey (2) (5)	12,499,129	74.7%
Margaret A. Gilliam (12)	100,365	1.6%
William E. Haslam (13)	162,270	2.6%
W. Howard Lester (2) (4)	12,499,129	74.7%
James D. Abrams (14)	-	-
Robert L. Anderson (14)	54,222	*
Leonard M. Snyder (14)	25,312	*
Michael J. Zahn (14)	45,500	*
Kenneth C. Row (14)	132,275	2.1%
Jodi L. Taylor (14)	102,393	1.7%
All Directors and Executive Officers as a Group (14 persons): (15)	13,489,280	76.3%

*Less than one percent.

TABLE II	Amount and Nature of Beneficial Ownership (1)
	2001-A Preferred Stock		2002-A Preferred Stock		2003-A Preferred Stock
	Shares	%	Shares	%	Shares	%
Section 13(d) Group Consisting of: (2)	328,484	100.0%	167,168	82.5%	50,000	100.0%
Ronald de Waal (3)
Inter-Him N.V. (3)
W. Howard Lester (4)
Rebecca Powell Casey (5)
Michael T. Casey (6)
Other Beneficial Owners of More Than 5% of a Series of Preferred Stock:
William E. Haslam (13)			20,263	10.0%
Directors and Named Executive Officers:
Clark J. Hinkley (11)			5,065	2.5%
Rebecca Powell Casey (2) (5)	328,484	100.0%	167,168	82.5%	50,000	100.0%
Margaret A. Gilliam (12)			10,131	5.0%
William E. Haslam (13)			20,263	10.0%
W. Howard Lester (2) (4)	328,484	100.0%	167,168	82.5%	50,000	100.0%
James D. Abrams (14)
Robert L. Anderson (14)
Leonard M. Snyder (14)
Michael J. Zahn (14)
Kenneth C. Row (14)
Jodi L. Taylor (14)
All Directors and Executive Officers as a Group (14 persons): (15)	328,484	100.0%	202,627	100.0%	50,000	100.0%

(1) This table is based upon information available to the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option exercisable within 60 days are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) As a result of the Voting Agreement and certain other agreements, the named beneficial owners may be deemed to constitute a "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. Because each member of such "group" may, pursuant to Rule 13d-5 under the Exchange Act, be deemed to share beneficial ownership of all of the Company's securities owned by each of the other members of such "group," the named beneficial owners may be deemed to share beneficial ownership of all of the Company's securities owned by them, collectively consisting of 1,855,002 shares of Common Stock, 116,758 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 4,941,098 shares of Common Stock that may be received pursuant to the conversion of 2001-A Preferred Stock owned by members of the group, 1,238,444 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by members of the group, 4,347,827 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock owned by members of the group, 328,484 shares of 2001-A Preferred Stock, 167,168 shares of 2002-A Preferred Stock and 50,000 shares of 2003-A Preferred Stock.

(3) Shares beneficially owned by Inter-Him N.V., Prof. Kern Kampweg 8a (Post Office Box 3361), Curacao, Netherlands Antilles, include 685,319 shares of Common Stock, 4,323,474 shares of Common Stock that may be received pursuant to the conversion of 2001-A Preferred Stock owned by Inter-Him N.V., 619,222 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Inter-Him N.V., 3,260,870 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock owned by Inter-Him N.V., 287,425 shares of 2001-A Preferred Stock, 83,584 shares of 2002-A Preferred Stock and 37,500 shares of 2003-A Preferred Stock owned directly by Inter-Him N.V. Ronald de Waal, "Ertbrugge," Ertbruggestraat 136, BE-2110, Wijnegem, Belgium, is a managing director of Inter-Him N.V. and may be deemed to beneficially own all of the shares owned by Inter-Him N.V.

(4) Shares beneficially owned by W. Howard Lester, 3250 Van Ness Avenue, San Francisco, CA 94109 includes 7,836 shares of Common Stock, 25,438 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 617,624 shares of Common Stock that may be received pursuant to the conversion of 2001-A Preferred Stock owned by Mr. Lester, 619,222 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Mr. Lester, 1,086,957 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock owned by Mr. Lester, 41,059 shares of 2001-A Preferred Stock, 83,584 shares of 2002-A Preferred Stock and 12,500 shares of 2003-A Preferred Stock owned directly by Mr. Lester.

(5) Shares beneficially owned by Rebecca Powell Casey, 5919 Maple Avenue, Dallas, TX 75235, include 670,942 shares of Common Stock held directly, 105,123 shares of Common Stock held as custodian for the benefit of her minor children, and 91,320 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days. Such shares do not include 385,782 shares that are beneficially owned by her husband Michael T. Casey (see note 6 below), and Ms. Casey disclaims beneficial ownership of such shares except as may otherwise be attributable from inclusion in the Section 13(d) group.

(6) Shares beneficially owned by Michael T. Casey, 2341 S.E. 8th, Grand Prairie, TX 75051, include 343,782 shares of Common Stock held directly and 42,000 shares of Common Stock held by the H. Rainey Powell and Mary U. Powell 1997 Irrevocable Trust, of which Mr. Casey is trustee. Such shares do not include 867,385 shares that are beneficially owned by his wife Rebecca Powell Casey (see note 5 above), and Mr. Casey disclaims beneficial ownership of such shares except as may otherwise be attributable from inclusion in the Section 13(d) group.

(7) Shares beneficially owned by H. Rainey Powell, 1926 Pin Oak Circle, Norman, OK 73072, include 374,137 shares of Common Stock held directly and 72,182 shares of Common Stock held as custodian for the benefit of his minor children. Such shares do not include 66,875 shares of Common Stock that are owned by his wife Mary U. Powell, and Mr. Powell disclaims beneficial ownership of such shares.

(8) Shares beneficially owned by Lisa Powell Hunt, 8325 Douglas Avenue, Dallas, TX, include 301,097 shares of Common Stock held directly and 85,656 shares of Common Stock held as custodian for the benefit of her minor children. Such shares do not include 35,041 shares of Common Stock that are beneficially owned by her husband Clay M. Hunt, and Ms. Hunt disclaims beneficial ownership of such shares.

(9) The Elizabeth M. Powell Trust B, 200 East Main, Norman, OK 73069, c/o Arvest Trust Company, N.A., trustee, holds directly 402,497 shares of Common Stock.

(10) Arvest Trust Company, N.A., 201 W. Walnut, Rogers, AR 72756, is a limited purpose national bank engaged in the business of providing trust and related services. In such capacity, Arvest Trust Company, N.A. serves as trustee of the Elizabeth M. Powell Trust A and the Elizabeth M. Powell Trust B and, by virtue of its voting and investment power over the shares of Common Stock held by such trusts, may be deemed to beneficially own the shares of Common Stock held by such trusts. The Elizabeth M. Powell Trust A holds directly 63,884 shares of Common Stock, and the Elizabeth M. Powell Trust B holds directly 402,497 shares of Common Stock. The shares beneficially owned by Arvest Trust Company, N.A. also include 9,443 shares of Common Stock held by trusts or fiduciary accounts of which Arvest Trust Company, N.A. is trustee or account manager and exercises voting or investment power but which are not related to any of the other beneficial owners described herein. Arvest Trust Company, N.A. is a wholly-owned subsidiary of Arvest Bank Group, Inc., 125 W. Central, P.O. 218, Bentonville, AR 72712, and Arvest Bank Group, Inc. may be deemed to beneficially own the shares that are beneficially owned by Arvest Trust Company, N.A. as a result of its ownership of Arvest Trust Company, N.A.

(11) Shares beneficially owned by Clark J. Hinkley, 5919 Maple Avenue, Dallas, TX 75235, include 12,500 shares of Common Stock held directly, 260,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 37,521 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Mr. Hinkley, and 5,065 shares of 2002-A Preferred Stock owned directly by Mr. Hinkley.

(12) Shares beneficially owned by Margaret A. Gilliam, 15 West 53rd Street, Suite 34A, New York, NY 10019, include 3,312 shares of Common Stock held directly, 22,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 75,053 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Ms. Gilliam, and 10,131 shares of 2002-A Preferred Stock owned directly by Ms. Gilliam.

(13) Shares beneficially owned by William E. Haslam, 5508 Lonas Road, Knoxville, TN 37909, include 2,153 shares of Common Stock held directly, 10,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 150,117 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Mr. Haslam, and 20,263 shares of 2002-A Preferred Stock owned directly by Mr. Haslam.

(14) Includes shares that the named individuals have the right to acquire upon exercise of stock options exercisable within 60 days as follows: Robert L. Anderson - 52,000; Leonard M. Snyder - 22,000; Michael J. Zahn - 40,000; Kenneth C. Row - 124,933 and Jodi L. Taylor - 91,400.

(15) Includes 12,499,129 shares of Common Stock, 328,484 shares of 2001-A Preferred Stock, 167,168 shares of 2002-A Preferred Stock and 50,000 shares of 2003-A Preferred Stock that Rebecca Powell Casey and W. Howard Lester may be deemed to beneficially own as a result of their inclusion in the Section 13(d) group (see notes 2, 4 and 5 above), and 678,598 shares that the other directors and executive officers have the right to acquire upon exercise of stock options exercisable within 60 days.

Equity Compensation Plans

The following table provides certain information as of February 1, 2003 with respect to the shares of the Company's Common Stock that may be issued under the existing equity compensation plans:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Remaining Shares Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	2,325,682	$3.99	148,581
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who beneficially own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than 10% beneficial owners are required by regulation to furnish to the Company copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during 2002, to the Company's knowledge all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners during 2002 were complied with on a timely basis, except as follows:

Rebecca P. Casey was late filing a 2002 Form 5; W. Howard Lester was late filing a Form 4 in May 2002 reporting one transaction; Clark J. Hinkley was late filing Forms 4 for September and October stock acquisitions representing six transactions; Jodi L. Taylor, Eva M. Gordon and Jeffrey T. Morrell were late in filing Forms 4 for shares acquired through the Employee Stock Purchase Plan -- these were filed on Form 5 in March, 2003.

VOTING AT ANNUAL MEETING

The director nominees receiving a plurality of the votes of the holders of Common Stock and 2001-A, 2002-A and 2003-A Preferred Stock, voting together as a single class, the 2001-A and 2002-A Preferred Stock, voting together as a separate class, or the 2003-A Preferred Stock, voting as a separate class, as the case may be, will be elected as directors. The affirmative vote of the holders of a majority of the shares of Common Stock and 2001-A Preferred Stock, voting together as a single class, which are present in person or represented by proxy at the Annual Meeting is required to approve the conversion rights of the 2002-A and 2003-A Preferred Stock. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

Because directors are elected by a plurality vote rather than a majority of the shares entitled to vote or a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominees will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors. However, because shares represented by proxies that are marked "abstain" with regard to the proposal to approve the conversion rights of the 2002-A and 2003-A Preferred Stock will be counted for the purpose of determining the number of shares represented by proxy at the Annual Meeting, such proxies marked "abstain" will have the same effect as if the shares represented thereby were voted against the proposal.

The office of the Company's Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Annual Meeting. Neither the corporate law of the State of Oklahoma, the state in which the Company is incorporated, nor the Company's Certificate of Incorporation or Bylaws, has any specific provisions regarding the treatment of abstentions and broker non-votes. It is the Company's policy to count abstentions or broker non-votes for the purpose of determining the presence of a quorum at the meeting. Abstentions will be treated as shares represented at the Annual Meeting for determining results on actions requiring a majority vote but will not be considered in determining results of plurality votes. Shares represented by proxies returned by brokers where the broker's discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxy. Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Ernst & Young LLP served as the Company's independent certified public accountants for 2002 and has been reappointed for 2003. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

In April 2002, the Company dismissed Arthur Andersen LLP as its independent public accountants and subsequently retained Ernst & Young LLP as its new independent public accountants. The Audit Committee recommended such change in independent public accountants. During the two preceding fiscal years and the interim period through April 2002, there were no disagreements with Arthur Andersen LLP on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. In addition, during such period, there were no "reportable events" with Arthur Andersen LLP as described in Item 304 (a) (I) (v) of Regulation S-K. Arthur Andersen LLP's report on the financial statements of the Company for the two fiscal years prior to April 2002 contain unqualified opinions. During the two preceding calendar years and through two fiscal years prior to April 2002, the Company did not consult Ernst & Young LLP on either the application of accounting principles to a completed or proposed specific transaction, or on the type of audit opinion that might be rendered on the Company's financial statements.

PROPOSALS OF SHAREHOLDERS

The Board of Directors will consider proposals of shareholders intended to be presented for action at annual meetings of shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 2004 Annual Meeting of Shareholders, a written proposal complying with the requirements established by the Securities and Exchange Commission, including Rule 14a-8 under the Securities Exchange Act of 1934, must be received no later January 9, 2004. In addition, shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2004 Annual Meeting of Shareholders is March 24, 2004. As to all such matters of which the Company does not have notice as of March 24, 2004 discretionary authority to vote on such matters will be granted to the persons designated in the proxies solicited by the Company relating to the 2004 Annual Meeting. All shareholder proposals should be delivered to Harold's Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

OTHER MATTERS

The Company does not know of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

Copies of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained, without charge to shareholders, by writing Harold's Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

PROXY

HAROLD'S STORES, INC.

5919 Maple Avenue, Dallas, Texas 75235

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HAROLD'S STORES, INC.

The undersigned hereby appoints Clark J. Hinkley and Jodi L. Taylor, or any one of them, each with the power to appoint his or her substitute, as proxies, and hereby appoints and authorizes them to represent and vote as designated below, all the shares of Common Stock and Amended Series 2001-A, Series 2002-A and Series 2003-A Preferred Stock, held of record by the undersigned on April 24, 2003, at the Annual Meeting of Shareholders of Harold's Stores, Inc. (the "Company") to be held at the Company's offices located at 5919 Maple Avenue, Dallas, Texas, at 10:00 a.m. on Thursday, June 19, 2003, and at any adjournment thereof.

  Election of Directors

(Instructions: To withhold authority to vote for any individual nominee, strike through the nominee name.)

A. Election of three directors by the holders of Amended Series 2001-A and Series 2002-A Preferred Stock, voting together as a separate class. (Only holders of Amended Series 2001-A and Series 2002-A Preferred Stock may vote with respect to this matter.)

________FOR all nominees listed below _____WITHHOLD AUTHORITY

(except for the nominee(s) lined out below) to vote for all nominees below

Robert L. Anderson, W. Howard Lester, William E. Haslam
    Election of two directors by the holders of Series 2003-A Preferred Stock voting as a separate class. (Only holders of Series 2003-A Preferred Stock may vote with respect to this matter.)

________FOR all nominees listed below _____WITHHOLD AUTHORITY

(except for the nominee(s) lined out below) to vote for all nominees below

James D. Abrams, Margaret A. Gilliam

C. Election of three directors by the holders of Common Stock and Amended Series 2001-A, Series 2002-A and Series 2003-A Preferred Stock voting together as a single class. (All shareholders may vote with respect to this matter.)

________FOR all nominees listed below _____WITHHOLD AUTHORITY

(except for the nominee(s) lined out below) to vote for all nominees below

Clark J. Hinkley, Rebecca Powell Casey, Leonard M. Snyder

2. Proposal to approve the conversion rights for the Series 2002-A and Series 2003-A Preferred Stock. (Only holders of Common Stock and Amended Series 2001-A Preferred Stock may vote with respect to this matter.)

________FOR _______AGAINST ______ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please sign exactly as name appears below. When shares are held as joint tenants, only one tenant is required to sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person. If a limited liability company please sign name by authorized person.

Date:__________________________, 2003

___________________________Signature

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY

CARD PROMPTLY USING THE ENCLOSED ENVELOPE.